Exhibit 99.1

For Immediate Release

Contacts:

Investor Relations: Gregg Kvochak, (310) 556-8550

For Media: Mike Distefano, (310) 843-4199

Korn/Ferry International Announces Fiscal 2012 and Fourth

Quarter Results of Operations

Highlights

•	FY’12 fee revenue increased $46.2 million, or 6%, to $790.5 million from $744.3 million in FY’11.

•	FY’12 diluted earnings per share was $1.15 and excluding separation and restructuring charges, net, adjusted diluted earnings per share was $1.19 in FY’12.

•	Cash and marketable securities increased $48.6 million, or 13%, to $417.7 million as of April 30, 2012, in comparison to $369.1 million as of April 30, 2011.

•	Fee revenue from industrial, consumer goods, and life sciences/healthcare sectors, increased in FY’12 compared to FY’11, offset by declines in the financial services and technology sectors.

•	Fee revenue in Futurestep and LTC services grew 26% and 16%, respectively, from FY’11 to FY’12, further substantiating the success of our diversified model.

Los Angeles, CA, June 13, 2012—Korn/Ferry International (NYSE: KFY), a premier global provider of talent management solutions, announced near record FY’12 fee revenue of $790.5 million compared to fee revenue of $744.3 million in FY’11.

“I am pleased with our results for the fiscal year and our overall progress in making the Korn/Ferry brand synonymous with talent management,” said Gary Burnison, CEO of Korn/Ferry International. For the fiscal year, we increased our global revenue 6% to $790 million, with an adjusted operating margin of almost 11 percent. “We have continued to elevate our business. For Executive Search, we have now increased our average fee nearly 50% over the past five years. Our newer offerings, Futurestep and Leadership and Talent Consulting, experienced double digit growth for the fiscal year, further validating our differentiated strategy. Looking forward, most businesses are fighting seemingly increasing headwinds. Nevertheless, driven by our diversified strategy, we will continue to build a brand for Korn/Ferry that is strongly tied to the attraction, engagement, development and retention of an organization’s talent.”

Financial Results

(dollars in millions, except per share amounts)

	00000	00000	00000	00000
	Fourth Quarter		Year to Date
	FY’12	FY’11	FY’12	FY’11
Fee revenue	$198.1	$197.3	$790.5	$744.3
Total revenue	$207.6	$205.8	$826.8	$776.3
Operating income	$15.4	$26.2	$82.9	$85.8
Operating margin	7.8%	13.3%	10.5%	11.5%
Net income	$12.0	$20.4	$54.3	$58.9
Basic earnings per share	$0.26	$0.45	$1.17	$1.30
Diluted earnings per share	$0.25	$0.43	$1.15	$1.27

Adjusted Results (a):	Fourth Quarter		Year to Date
	FY’12	FY’11	FY’12	FY’11
Operating income	$17.3	$26.2	$85.7	$87.9
Operating margin	8.7%	13.3%	10.8%	11.8%
Net income	$13.3	$18.3	$56.2	$58.1
Basic earnings per share	$0.28	$0.40	$1.21	$1.28
Diluted earnings per share	$0.28	$0.39	$1.19	$1.25

(a)	Adjusted results are non-GAAP financial measures that exclude the following:

	00000	00000	00000	00000
	Fourth Quarter		Year to Date
	FY’12	FY’11	FY’12	FY’11
Separation charges related to leadership positions	$1.9	$—	$1.9	$—
Restructuring charges, net	$—	$—	$0.9	$2.1
Certain tax adjustments (1)	$—	$(2.1)	$—	$(2.1)

(1)	In fiscal year 2011, adjusted results include reversal of reserves previously taken against an uncertain tax position.

Fiscal 2012 results

Fee revenue was $790.5 million in FY’12 compared to $744.3 million in FY’11, an increase of $46.2 million, or 6%, with increases in fee revenue in all regions of Executive Recruitment, due to increases in our leadership and talent consulting services, and an increase in Futurestep. The increase in fee revenue was driven by a 4% increase in the weighted-average fee billed per engagement during FY’12 as compared to FY’11 and a 2% increase in the overall number of engagements billed during the same period. Weighted-average fees billed are impacted by the mix of engagements by geography and segment, and fluctuating foreign currencies. On a constant currency basis, fee revenue increased $27.9 million, or 4%.

Compensation and benefit expenses were $534.2 million in FY’12, an increase of $26.8 million, or 5%, compared to $507.4 million in FY’11. The increase in compensation and benefit expenses was primarily due to a 14% increase in salaries and related payroll taxes in FY’12 as compared to FY’11 due in large part to a 12% growth in average worldwide headcount, and to a lesser extent, $1.9 million of separation charges related to changes in certain Corporate and Futurestep leadership positions recorded in FY’12. The growth in average worldwide headcount was primarily due to an increase in execution and support staff to support our growth in Futurestep and other business activities. The increase in compensation and benefits expense was partially offset by a decrease in performance related bonus expense, which was impacted by a change in the mix of business. On a constant currency basis, compensation and benefit expenses increased $13.6 million, or 3%.

General and administrative expenses were $138.9 million in FY’12, an increase of $22.4 million, or 19%, from $116.5 million in FY’11. The increase was attributable to an increase in legal and other professional fees, premise and office expenses, and business development expenses, which includes costs associated with social media initiatives. Also contributing to the increase in general and administrative expenses were foreign exchange transaction losses in FY’12 compared to foreign exchange transaction gains in FY’11. Partially, offsetting these increases was a decrease in bad debt expense due to greater than anticipated collections in FY’12. On a constant currency basis, general and administrative expenses increased $18.4 million, or 16%.

Operating income was $82.9 million in FY’12 compared to operating income of $85.8 million in FY’11, a decrease of $2.9 million, or 3%.

Fiscal 2012 Fourth Quarter Results

Fee revenue was $198.1 million in Q4 FY’12 compared to $197.3 million in Q4 FY’11, an increase of $0.8 million, which reflects a $4.0 million increase in fee revenue in Futurestep offset by a $3.2 million decrease in Executive Recruitment fee revenue. The increase in fee revenue was driven by a 7% increase in the weighted-average fee billed per engagement, which was partially offset by a 6% decrease in the overall number of engagements billed compared to the year-ago fiscal quarter. Weighted-average fee billed per engagement is impacted by the mix of engagements by geography and segment, and fluctuating foreign currencies. On a constant currency basis, fee revenue increased $2.0 million.

Compensation and benefit expenses were $139.6 million in Q4 FY’12, an increase of $6.1 million, or 5%, compared to $133.5 million in Q4 FY’11. The increase in compensation and benefit expenses was primarily due to an increase in salaries and related payroll taxes in Q4 FY’12 compared to Q4 FY’11 due in large part to an increase in the worldwide headcount to support the growth in Futurestep. Compensation and benefits during Q4 FY’12 included $1.9 million of separation charges related to changes in certain corporate and Futurestep leadership positions. On a constant currency basis, compensation and benefits increased $7.3 million, or 5%.

General and administrative expenses were $34.7 million in Q4 FY’12, an increase of $5.7 million, or 20%, from $29.0 million in Q4 FY’11. This increase was attributable to an increase in legal and other professional fees and a foreign exchange transaction loss in Q4 FY’12 compared to a gain in the same quarter last year. Offsetting these increases was a decrease in bad debt expense due to greater than anticipated collections in Q4 FY’12. Also in Q4 FY’11, we decreased the fair value contingent consideration from a prior acquisition, which reduced general and administrative expenses. There was no corresponding reduction in fair value of contingent consideration in Q4 FY’12. On a constant currency basis, general and administrative expenses increased $5.9 million, or 20%.

Operating income was $15.4 million in Q4 FY’12 compared to operating income of $26.2 million in Q4 FY’11, a decrease of $10.8 million, or 41%.

Balance Sheet and Liquidity

Cash and marketable securities were $417.7 million at April 30, 2012 compared to $369.1 million at April 30, 2011. Cash and marketable securities include $82.2 million and $71.4 million held in trust for deferred compensation plans at April 30, 2012 and 2011, respectively. Cash and marketable securities increased by $48.6 million from April 30, 2011, mainly due to cash provided by operating activities, partially offset by the payment of FY’11 annual bonuses paid in Q1 FY’12.

Results by Segment

Selected Executive Recruitment Data

(dollars in millions)

	Fourth Quarter		Year to Date
	FY’12	FY’11	FY’12	FY’11
Fee revenue	$168.8	$172.0	$676.6	$654.1
Total revenue	$176.6	$178.8	$706.8	$680.3
Operating income	$28.0	$30.7	$128.5	$111.4
Operating margin	16.6%	17.9%	19.0%	17.0%

Ending number of consultants	442	471	442	471
Average number of consultants	441	472	458	474
Engagements billed	3,863	4,096	11,656	11,501
New engagements (a)	1,938	2,131	7,753	7,905

Adjusted Results (b):	Fourth Quarter		Year to Date
	FY’12	FY’11	FY’12	FY’11
Operating income	$28.0	$30.7	$129.3	$113.6
Operating margin	16.6%	17.9%	19.1%	17.4%

(a)	Represents new engagements opened in the respective period.
(b)	Adjusted results are non-GAAP financial measures that exclude restructuring charges, net, of $0.8 million and $2.2 million during the year ended April 30, 2012 and 2011, respectively (see attached reconciliations). No restructuring costs were incurred during the three months ended April 30, 2012 and 2011.

Fiscal 2012 Results – Executive Recruitment

Fee revenue was $676.6 million in FY’12 compared to $654.1 million in FY’11, an increase of $22.5 million, or 3%, mainly due to an increase in fee revenue in our leadership and talent consulting services. The increase in fee revenue was driven by a 2% increase in the weighted-average fee billed per engagement in FY’12 as compared to FY’11 and a 1% increase in the number of executive recruitment engagements billed during the same period. Weighted-average fees billed are impacted by the mix of engagements by geography and fluctuating foreign currencies. On a constant currency basis, fee revenue increased $9.1 million, or 1%.

Operating income was $128.5 million in FY’12 compared to operating income of $111.4 million in FY’11, an increase of $17.1 million, or 15%. The increase is primarily attributable to a $22.5 million increase in fee revenue and a decrease of restructuring charges, net of $1.4 million, which was offset by an increase in compensation and benefit expenses and general and administrative expenses of $3.2 million and $2.8 million, respectively, during FY’12 compared to FY’11. The increase in compensation and benefit expenses primarily resulted from a 7% increase in salaries and related payroll taxes due in large part to a 5% growth in average executive recruitment headcount. The increase in general and administrative expenses was primarily due to increases in premise and office expenses and an increase in foreign exchange transaction losses, partially offset by a decrease in bad debt expense due to greater than anticipated collections in FY’12.

Fiscal 2012 Fourth Quarter Results

Fee revenue was $168.8 million in Q4 FY’12, a decrease of $3.2 million, or 2%, when compared to fee revenue of $172.0 million in Q4 FY’11. Fee revenue decreased primarily due to a 6% decrease in the number of executive recruitment engagements billed driven by decreases in engagements opened in the Asian and European regions, which was partially offset by a 4% increase in the weighted-average fee per engagement billed when compared to Q4 FY’11. Weighted-average fee billed per engagement is impacted by the mix of engagements by geography and fluctuating foreign currencies. On a constant currency basis, fee revenue decreased $2.2 million, or 1%.

Operating income was $28.0 million in Q4 FY’12 compared to operating income of $30.7 million in Q4 FY’11, a decrease of $2.7 million. This decrease is primarily attributed to the $3.2 million decrease in fee revenue and an increase in compensation and benefit expenses of $0.8 million, offset by a $0.9 million decrease in general and administrative expenses, in Q4 FY’12 as compared to Q4 FY’11. The increase in compensation and benefits expense primarily resulted from an increase in the variable component of compensation when compared to prior year. The decrease in general and administrative expenses was due to a reduction in bad debt expense due to greater than anticipated collections in Q4 FY’12, offset by a foreign exchange transaction loss in Q4 FY’12 compared to a gain in the same quarter last year.

Selected Futurestep Data

(dollars in millions)

	0000	0000	0000	0000
	Fourth Quarter		Year to Date
	FY’12	FY’11	FY’12	FY’11
Fee revenue	$29.3	$25.3	$113.9	$90.2
Total revenue	$31.0	$27.0	$120.0	$96.0
Operating income	$0.8	$1.5	$6.3	$5.0
Operating margin	2.7%	6.0%	5.5%	5.5%

Adjusted Results (a):	Fourth Quarter		Year to Date
	FY’12	FY’11	FY’12	FY’11
Operating income	$1.7	$1.5	$7.3	$4.9
Operating margin	5.8%	6.0%	6.4%	5.4%

(a)	Adjusted results are non-GAAP financial measures that exclude the following:

	000000	000000	000000	000000
	Fourth Quarter		Year to Date
	FY’12	FY’11	FY’12	FY’11
Separation charges	$0.9	$—	$0.9	$—
Restructuring charges, net	$—	$—	$0.1	$(0.1)

Fiscal 2012 Results – Futurestep

Fee revenue was $113.9 million in FY’12, an increase of $23.7 million, or 26%, from $90.2 million in FY’11. The increase in Futurestep’s fee revenue was driven by a 23% increase in the weighted-average fee billed per engagement, driven by revenue growth in recruitment process outsourcing engagements which have higher average fees per engagement and middle-management recruitment, and a 3% increase in the number of engagements billed in FY’12 compared to FY’11. On a constant currency basis, fee revenue increased $18.8 million, or 21%.

Operating income was $6.3 million in FY’12 compared to operating income of $5.0 million in FY’11, an increase of $1.3 million, primarily due to the $23.7 million increase in Futurestep fee revenue during FY’12, as compared to FY’11, which was offset by increases of $19.1 million and $3.1 million in Futurestep compensation and benefit expenses and general and administrative expenses, respectively. The increase in compensation and benefit expenses was primarily due to a 30% increase in average headcount. The increase in general and administrative expenses was due to an increase in premise and office expense and an increase in business development related to the increase in the overall business activities.

Fiscal 2012 Fourth Quarter Results

Fee revenue was $29.3 million in Q4 FY’12, an increase of $4.0 million, or 16%, from $25.3 million in Q4 FY’11. The improvement in fee revenue was driven by a 24% increase in the weighted-average fee billed per engagement, which was driven by revenue growth in recruitment process outsourcing engagements, which have higher average fees per engagement, and partially offset by a 7% decrease in the number of engagements billed. On a constant currency basis, fee revenue increased $4.2 million, or 17%.

Operating income was $0.8 million in Q4 FY’12 compared to operating income of $1.5 million in Q4 FY’11, a decrease of $0.7 million, primarily due to a decrease in operating income in the European region, partially offset by an increase in operating income in the other Futurestep regions. This decrease was primarily attributed to separation charges related to changes in certain leadership positions of $0.9 million offset by $0.2 million in incremental margin relating to the increase in fee revenue.

Outlook

Given the uncertainty and challenges facing the global economy and financial markets, it is particularly difficult to accurately forecast business results. Assuming economic conditions, financial markets and foreign exchange rates remain steady, Q1 FY’13 fee revenue is likely to be in the range of $172 million to $188 million and diluted earnings per share is likely to be in the range of $0.14 to $0.22.

Earnings Conference Call Webcast

The earnings conference call will be held today at 5:00 PM (EDT) and hosted by CEO Gary Burnison, CFO Robert Rozek and SVP Finance Gregg Kvochak. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE: KFY), with a presence throughout the Americas, Asia Pacific, Europe, the Middle East and Africa, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to attract, deploy, develop and reward their talent. Visit www.kornferry.com for more information on the Korn/Ferry International family of companies, and www.kornferryinstitute.com for thought leadership, intellectual property and research.

Forward-Looking Statements

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. These statements, which include words such as “believes”, “expects” or “likely” include references to our outlook. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties that are beyond the control of Korn/Ferry. The potential risks and uncertainties include those relating to competition, the dependence on attracting and retaining qualified and experienced consultants, maintaining our brand name and professional reputation, potential legal liability, the portability of client relationships, global and local political or economic developments in or affecting countries where we have operations, currency fluctuations in our international operations, risks related to the growth, alignment of our cost structure with our growth, restrictions imposed by off-limits agreements, reliance on information processing systems, cyber security vulnerabilities, limited protection of our intellectual property, our ability to enhance and develop new technology, the successful integration of acquired businesses, our ability to develop new products and services, our ability to successfully recover from a disaster or other business continuity problems, changes in our accounting estimates/assumptions, impairment of goodwill and other intangible assets, deferred tax assets and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In particular, it includes:

•	adjusted operating income and operating margin, adjusted to exclude separation and restructuring charges, net;

•	adjusted net income, adjusted to exclude separation and restructuring charges, net of the income tax effect, and certain tax adjustments;

•	adjusted basic and diluted earnings per share, adjusted to exclude separation and restructuring charges, net, and certain tax adjustments; and

•	constant currency amounts that represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.

This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Management believes the presentation of non-GAAP financial measures in this press release provides meaningful supplemental information regarding Korn/Ferry’s performance by excluding certain charges that may not be indicative of Korn/Ferry’s ongoing operating results. The use of these non-GAAP financial measures facilitate comparisons to Korn/Ferry’s historical performance. Korn/Ferry includes these non-GAAP financial measures because management believes they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its evaluation of Korn/Ferry’s ongoing operations and financial and operational decision-making. In the case of constant currency amounts, management believes the presentation of such amount provides meaningful supplemental information regarding Korn/Ferry’s performance as excluding the impact of exchange rate changes on Korn/Ferry’s financial performance allows investors to make more meaningful period-to-period comparisons of the Company’s operating results, to better identify operating trends that may otherwise be masked or distorted by exchange rate changes and to perform related trend analysis, and provides a higher degree of transparency of information used by management in its evaluation of Korn/Ferry’s ongoing operations and financial and operational decision-making.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2012	2011	2012	2011
	(unaudited)
Fee revenue	$198,087	$197,298	$790,505	$744,249
Reimbursed out-of-pocket engagement expenses	9,471	8,478	36,254	32,002

Total revenue	207,558	205,776	826,759	776,251

Compensation and benefits	139,593	133,554	534,186	507,405
General and administrative expenses	34,668	28,982	138,872	116,494
Engagement expenses	14,295	13,674	55,889	51,766
Depreciation and amortization	3,650	3,320	14,017	12,671
Restructuring charges, net	—	—	929	2,130

Total operating expenses	192,206	179,530	743,893	690,466

Operating income	15,352	26,246	82,866	85,785
Other income (loss), net	2,761	3,092	(271)	6,454
Interest expense, net	(511)	(68)	(1,791)	(2,535)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	17,602	29,270	80,804	89,704
Income tax provision	6,152	9,285	28,351	32,692
Equity in earnings of unconsolidated subsidiaries, net	578	354	1,850	1,862

Net income	$12,028	$20,339	$54,303	$58,874

Earnings per common share:
Basic	$0.26	$0.45	$1.17	$1.30

Diluted	$0.25	$0.43	$1.15	$1.27

Weighted-average common shares outstanding:
Basic	46,591	45,700	46,397	45,205

Diluted	47,524	47,165	47,261	46,280

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

(unaudited)

	Three Months Ended April 30,				Year Ended April 30,
	2012		2011	% Change	2012		2011	% Change
Fee Revenue:
Executive recruitment:
North America	$95,545		$96,939	(1%)	$381,483		$375,971	1%
EMEA	40,142		42,022	(4%)	164,161		155,782	5%
Asia Pacific	23,327		24,661	(5%)	95,206		90,346	5%
South America	9,798		8,357	17%	35,759		31,959	12%

Total executive recruitment	168,812		171,979	(2%)	676,609		654,058	3%
Futurestep	29,275		25,319	16%	113,896		90,191	26%

Total fee revenue	198,087		197,298	0%	790,505		744,249	6%
Reimbursed out-of-pocket engagement expenses	9,471		8,478	12%	36,254		32,002	13%

Total revenue	$207,558		$205,776	1%	$826,759		$776,251	7%

Reconciliation of Operating Income (GAAP) to Adjusted Operating Income

Operating Income:		Margin		Margin		Margin		Margin
Executive recruitment:
North America	$20,619	21.6%	$19,765	20.4%	$89,424	23.4%	$80,685	21.5%
EMEA	1,031	2.6%	5,131	12.2%	17,171	10.5%	11,628	7.5%
Asia Pacific	3,741	16.0%	4,494	18.2%	13,084	13.7%	11,611	12.9%
South America	2,549	26.0%	1,339	16.0%	8,815	24.7%	7,475	23.4%

Total executive recruitment	27,940	16.6%	30,729	17.9%	128,494	19.0%	111,399	17.0%
Futurestep	783	2.7%	1,515	6.0%	6,245	5.5%	4,955	5.5%
Corporate (1)	(13,371)		(5,998)		(51,873)		(30,569)

Total operating income	$15,352	7.8%	$26,246	13.3%	$82,866	10.5%	$85,785	11.5%

Separation and Restructuring Charges, net:
Executive recruitment:
North America	$—	—	$—	—	$(15)	(0.0%)	$(340)	(0.1%)
EMEA	—	—	—	—	897	0.5%	2,569	1.6%
Asia Pacific	—	—	—	—	—	—	—	—
South America	—	—	—	—	(99)	(0.3%)	—	—

Total executive recruitment	—	—	—	—	783	0.1%	2,229	0.4%
Futurestep	920	3.1%	—	—	1,066	0.9%	(99)	(0.1%)
Corporate	999		—		999		—

Total separation and restructuring charges, net	$1,919	0.9%	$—	—	$2,848	0.3%	$2,130	0.3%

Adjusted Operating Income: (Excluding Separation and Restructuring Charges, net)		Margin		Margin		Margin		Margin
Executive recruitment:
North America	$20,619	21.6%	$19,765	20.4%	$89,409	23.4%	$80,345	21.4%
EMEA	1,031	2.6%	5,131	12.2%	18,068	11.0%	14,197	9.1%
Asia Pacific	3,741	16.0%	4,494	18.2%	13,084	13.7%	11,611	12.9%
South America	2,549	26.0%	1,339	16.0%	8,716	24.4%	7,475	23.4%

Total executive recruitment	27,940	16.6%	30,729	17.9%	129,277	19.1%	113,628	17.4%
Futurestep	1,703	5.8%	1,515	6.0%	7,311	6.4%	4,856	5.4%
Corporate (1)	(12,372)		(5,998)		(50,874)		(30,569)

Total adjusted operating income	$17,271	8.7%	$26,246	13.3%	$85,714	10.8%	$87,915	11.8%

(1)	The Company recorded an adjustment to reduce the fair value of contingent consideration for a prior acquisition, of $2.2 million and $4.9 million during the year ended April 30, 2012 and 2011, respectively, and $3.0 million during the three months ended April 30, 2011.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	April 30,
	2012	2011
ASSETS

Cash and cash equivalents	$282,005	$246,856
Marketable securities	40,936	20,868
Receivables due from clients, net of allowance for doubtful accounts of $9,437 and $9,977 respectively	126,579	128,859
Income taxes and other receivables	11,902	5,138
Deferred income taxes	10,830	10,214
Prepaid expenses and other assets	27,815	29,662

Total current assets	500,067	441,597

Marketable securities, non-current	94,798	101,363
Property and equipment, net	49,808	43,142
Cash surrender value of company owned life insurance policies, net of loans	77,848	70,987
Deferred income taxes	57,290	64,418
Goodwill	176,338	183,952
Intangible assets, net	20,413	22,289
Investments and other assets	38,127	43,932

Total assets	$1,014,689	$971,680

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$14,667	$12,504
Income taxes payable	8,720	4,674
Compensation and benefits payable	154,398	173,097
Other accrued liabilities	37,527	43,591

Total current liabilities	215,312	233,866

Deferred compensation and other retirement plans	148,989	139,558
Other liabilities	20,912	19,919

Total liabilities	385,213	393,343

Stockholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 59,975 and 59,101 shares issued and 47,913 and 47,003 shares outstanding, respectively	419,998	404,703
Retained earnings	202,797	148,494
Accumulated other comprehensive income, net	7,191	25,660

Stockholders’ equity	629,986	578,857
Less: notes receivable from stockholders	(510)	(520)

Total stockholders’ equity	629,476	578,337

Total liabilities and stockholders’ equity	$1,014,689	$971,680

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF AS REPORTED (GAAP) TO AS ADJUSTED (NON-GAAP)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended April 30, 2012			Three Months Ended April 30, 2011
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Fee revenue	$198,087		$198,087	$197,298		$197,298
Reimbursed out-of-pocket engagement expenses	9,471		9,471	8,478		8,478

Total revenue	207,558		207,558	205,776		205,776

Compensation and benefits	139,593	(1,919)	137,674	133,554		133,554
General and administrative expenses	34,668		34,668	28,982		28,982
Engagement expenses	14,295		14,295	13,674		13,674
Depreciation and amortization	3,650		3,650	3,320		3,320
Restructuring charges, net	—	—	—	—	—	—

Total operating expenses	192,206	(1,919)	190,287	179,530	—	179,530

Operating income	15,352	1,919	17,271	26,246	—	26,246
Other income, net	2,761		2,761	3,092		3,092
Interest expense, net	(511)		(511)	(68)		(68)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	17,602	1,919	19,521	29,270	—	29,270
Income tax provision (1) (2)	6,152	671	6,823	9,285	2,131	11,416
Equity in earnings of unconsolidated subsidiaries, net	578		578	354		354

Net income	$12,028	$1,248	$13,276	$20,339	$(2,131)	$18,208

Earnings per common share:
Basic	$0.26		$0.28	$0.45		$0.40

Diluted	$0.25		$0.28	$0.43		$0.39

Weighted-average common shares outstanding:
Basic	46,591		46,591	45,700		45,700

Diluted	47,524		47,524	47,165		47,165

Explanation of Non-GAAP Adjdustments

(1)	Calculated using an annual effective tax rate of 35% and 39% on operating expenses, adjusted for the three months ended April 30, 2012 and 2011, respectively.
(2)	The three months ended April 30, 2012 includes the tax effect on the separation charges related to changes in certain leadership positions while the three months ended April 30, 2011 includes a reversal of reserve previously taken against an uncertain tax position.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF AS REPORTED (GAAP) TO AS ADJUSTED (NON-GAAP)

(in thousands, except per share amounts)

(unaudited)

	Year Ended April 30, 2012			Year Ended April 30, 2011
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Fee revenue	$790,505		$790,505	$744,249		$744,249
Reimbursed out-of-pocket engagement expenses	36,254		36,254	32,002		32,002

Total revenue	826,759		826,759	776,251		776,251

Compensation and benefits	534,186	(1,919)	532,267	507,405		507,405
General and administrative expenses	138,872		138,872	116,494		116,494
Engagement expenses	55,889		55,889	51,766		51,766
Depreciation and amortization	14,017		14,017	12,671		12,671
Restructuring charges, net	929	(929)	—	2,130	(2,130)	—

Total operating expenses	743,893	(2,848)	741,045	690,466	(2,130)	688,336

Operating income	82,866	2,848	85,714	85,785	2,130	87,915
Other (loss) income, net	(271)		(271)	6,454		6,454
Interest expense, net	(1,791)		(1,791)	(2,535)		(2,535)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	80,804	2,848	83,652	89,704	2,130	91,834
Income tax provision (1) (2)	28,351	999	29,350	32,692	2,952	35,644
Equity in earnings of unconsolidated subsidiaries, net	1,850		1,850	1,862		1,862

Net income	$54,303	$1,849	$56,152	$58,874	$(822)	$58,052

Earnings per common share:
Basic	$1.17		$1.21	$1.30		$1.28

Diluted	$1.15		$1.19	$1.27		$1.25

Weighted-average common shares outstanding:
Basic	46,397		46,397	45,205		45,205

Diluted	47,261		47,261	46,280		46,280

Explanation of Non-GAAP Adjustments

(1)	Calculated using an annual effective tax rate of 35% and 39% on operating expenses, adjusted for the year ended April 30, 2012 and 2011, respectively.
(2)	The year ended April 30, 2012 includes the tax effect on the separation charges related to changes in certain leadership positions and restructuring charges while the year ended April 30, 2011 includes a reversal which is the net of a reserve previously taken against an uncertain tax position and the tax effect of the restructuring charges.